EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2020 Results

EDINBURG, Va., July 30, 2020 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced second quarter 2020 financial and operating results.

Second Quarter 2020 Highlights

  Record quarter for Broadband data net additions of 6,000
  Wireless prepaid gross and net additions grew 15.8% and 469.2%, respectively, over prior year period
  Sprint travel dispute favorably resolved with fee reset to $18.0 million per year for 2019 to 2021
  Operating cash flow was $67.8 million consistent with prior year period
  Normalized free cash flow grew 38.5% to $46.1 million compared to the second quarter 2019, driven primarily by our Wireless segment

"We continue to manage through the changes created by COVID-19 and the Sprint/T-Mobile merger.  Our broadband business had strong operating results driven by demand from stay-at-home and work-from-home initiatives, new offerings and complementary temporary increases in bandwidth speeds and data allowances," said President and CEO, Christopher E. French. "We have the most robust broadband network in our service areas, and it has continued to perform very well. Our wireless business began to rebound in the second quarter with strong prepaid growth and all of our COVID-19 related temporary retail store closures were able to re-open by the end of the quarter.  We expect to return to pre-COVID postpaid sales levels when the economies in our markets fully re-open. Our wireless segment continues to generate strong and steady cash flow.”

Shentel's second-quarter earnings conference call will be webcast at 8:00 a.m. ET on Thursday, July 30, 2020. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com.

COVID-19 Update

Broadband

  The stay-at-home directives by our governments spurred strong demand for broadband services during the second quarter 2020 resulting in record data net additions of 6,000 and the first quarter of positive video net additions since 2014.

  Approximately 700 COVID-19 related non-payment service disconnections were deferred during the quarter ending June 30, 2020.  We resumed normal collection practices on July 1, 2020 and expect this will have minimal impact on bad debt expense in future periods.

Wireless

  Our markets continued to be affected by the stay-at-home directives and the phased re-opening of local economies. We re-opened all the Sprint branded retail stores by the end of June that were temporarily closed in mid-March. Wireless postpaid gross additions and voluntary churn declined year over year approximately 28% and 23%, respectively, for the three months ended June 30, 2020 due to the store closures and lower store traffic from the stay-at-home directives.

  As a Sprint affiliate, our wireless segment participated in the Keep Americans Connected pledge and deferred an estimated 2,300 COVID-19 related non-payment service disconnections during the quarter ended June 30, 2020.  While the majority of these subscribers have agreed to payment plans with Sprint, we recognized contra-revenue of $1.2 million during the second quarter of 2020, which effectively represents the pass-through of Sprint’s bad debt expense for these customers.  Sprint resumed normal collection practices on July 1, 2020.

  During the second quarter of 2020, Sprint issued $1.4 million of credits to prepaid customers in our service territory to alleviate the impacts of COVID-19 and keep these customers connected. Issuance of these credits ceased on June 1, 2020.

  Expense for payroll paid to idled employees and as a premium for certain employees interfacing with the general public, totaled $1.1 million for the three months ended June 30, 2020 and was presented within the cost of service and selling, general, and administrative expense captions.

  With the stay-at-home directives continuing through the second quarter, we also reduced our wireless advertising spend for the three month period ended June 30, 2020 by $2.8 million from the comparable prior year period.

Sprint Travel Dispute

Our travel revenue dispute with Sprint was resolved through binding arbitration during June 2020. The arbitrators’ ruling reset the fee to $1.5 million per month through December 31, 2021. As a result, we recognized $21.0 million of travel revenue during the second quarter 2020 for service that we have provided since May 1, 2019.  We recognized and collected $6.0 million in travel revenue in 2019 prior to Sprint ceasing payments in May 2019.  Sprint paid the $21.0 million in July 2020.

Consolidated Second Quarter 2020 Results

  Revenue in the second quarter of 2020 was $169.5 million compared with $158.9 million in the second quarter of 2019, due to the growth of $8.6 million, $1.9 million and $0.1 million in the Wireless, Broadband and Tower segments, respectively. The Wireless growth was driven by the resolution of the travel dispute with Sprint.

  Adjusted OIBDA in the second quarter of 2020 increased $14.0 million to $80.9 million compared with $67.0 million in 2019 due primarily to the aforementioned travel revenue dispute resolution in the Wireless segment.

  Operating income increased 79.0% to $43.0 million in 2020 from $24.0 million in 2019, primarily due to the resolution of the travel revenue dispute in the Wireless segment.

  Earnings per diluted share grew 123.1% to $0.58 from $0.26 per diluted share in 2019.

Wireless

  Shentel served 846,428 wireless postpaid subscribers at June 30, 2020, representing an increase of 4.3% compared with June 30, 2019. Second quarter 2020 postpaid gross adds were 37,832, as compared to 52,799 in the second quarter of 2019. Net adds were (1,343) as compared to 10,767 in the second quarter 2019. Postpaid churn was 1.55% as compared to 1.74% in the second quarter 2019. During the second quarter 2020, Sprint adopted the T-Mobile credit and collection policies for Sprint branded customers including those in the Shentel service area.  Approximately 4,400 involuntary (non-payment) postpaid disconnects were accelerated into our second quarter subscriber results.  Excluding this policy change, postpaid net additions and churn for the quarter would have been 3,021 and 1.37%, respectively. Wireless postpaid gross and net additions for the second quarter were adversely affected by COVID-19.

  Shentel served 289,449 wireless prepaid subscribers at June 30, 2020, representing an increase of 7.6% compared with June 30, 2019. Second quarter 2020 prepaid gross additions grew 15.8% to 39,083 from the second quarter 2019. Net additions were 10,353, as compared to 1,819 in the same period a year ago. Prepaid churn was 3.38%, an improvement over 3.97% for the prior year quarter. Prepaid gross and net additions were favorably impacted by the prepaid value proposition in a recessionary economy and COVID related retention credits.

  Wireless revenue increased approximately $8.6 million, or 7.8%, for the three months ended June 30, 2020 compared with the three months ended June 30, 2019. The growth was driven by a $19.5 million increase in travel revenue due to the resolution of the Sprint travel fee dispute, $1.5 million due to subscriber growth, $0.7 million in higher roaming and MVNO revenues partially offset by a $6.9 million decline in equipment revenue as retail stores were temporarily closed amidst the COVID-19 outbreak, $3.2 million in higher amortized customer contract costs, $1.4 million in COVID related prepaid customer retention credits and $1.2 million of COVID-19 related postpaid bad debt in connection with the Keep Americans Connected pledge.

  Wireless operating expenses in the second quarter of 2020 were $75.9 million compared to $90.2 million in the second quarter of 2019. The decrease was primarily attributable to a $8.0 million decline in depreciation and amortization as certain assets acquired from nTelos became fully utilized, a $6.3 million decline in cost of goods sold on lower volume of equipment sales and $2.8 million in lower advertising costs both driven by COVID-19 related slower economic activity, partially offset by $1.1 million in COVID-19 related payroll expense, $0.6 million of legal fees to support the Sprint dispute matter, $0.6 million in higher operating taxes due to a non-recurring benefit recognized in the second quarter 2019, higher cell site rent expense of $0.5 million related to our network expansion and $0.4 million in employee retention bonus accrual relating to the Sprint/T-Mobile merger.

  Wireless Adjusted OIBDA in the second quarter of 2020 was $67.7 million, compared with $52.4 million for the second quarter of 2019.

  Wireless operating income in the second quarter of 2020 was $43.9 million, compared to $20.9 million for the second quarter of 2019.

Broadband

  Total Revenue Generating Units ("RGUs") as of June 30, 2020 were 199,667, representing an increase of 4.7% from June 30, 2019, driven by a record quarter for incumbent cable and Glo Fiber data net additions of 5,150 and 878, respectively, for the second quarter 2020. Incumbent cable broadband penetration grew from 38.5% to 44.1% and churn declined 83 basis points to 1.32%. Glo Fiber added over 7,800 homes passed and ended the quarter with approximately 13,000 homes passed and 10.1% broadband penetration. Video net additions were approximately 100 in the second quarter driven by 1.36% churn.

  Broadband revenue in the second quarter of 2020 increased $1.6 million or 3.3% to $50.1 million compared with $48.6 million in the second quarter of 2019, primarily driven by a $2.2 million increase in Cable Residential and SMB revenue and $0.9 million increase in Fiber, enterprise and wholesale revenue partially offset by $1.2 million decrease in RLEC revenues.

  Broadband operating expenses in the second quarter of 2020 were $41.4 million compared to $36.7 million in the second quarter of 2019. The increase was primarily due to $3.3 million in higher payroll and benefit expense due to a combination of Glo Fiber and fixed wireless start-up staffing, supplemental COVID-19 compensation expense for customer interfacing employees, an increase in benefit plans and higher incentive accrual from strong operating results and $1.2 million increase in depreciation and amortization expense due to the expansion of our network.

  Broadband Adjusted OIBDA in the second quarter of 2020 decreased 8.5% to $20.0 million, compared with $21.9 million for the second quarter of 2019 due primarily to the dilution of start-up costs from Glo Fiber and fixed wireless.

  Broadband Operating income in the second quarter of 2020 was $8.8 million, compared to $11.9 million in the second quarter of 2019.

Tower

  Total macro towers, small cells and tenants were 220, 8 and 413 as of June 30, 2020 as compared to 217, zero and 377, respectively, as of June 30, 2019.

  Tower revenue in the second quarter of 2020 grew 41.0% to $4.3 million, compared with $3.0 million for the second quarter of 2019. This increase was due to a 9.5% increase in tenants and an 20.8% increase in the average lease rate driven by amendments to the intercompany leases.

  Tower operating expenses in both the second quarter of 2020 and 2019 were approximately $2.0 million.

  Tower Adjusted OIBDA in the second quarter of 2020 grew 46.1% to $2.7 million, compared with $1.9 million for the second quarter of 2019.

  Tower operating income in the second quarter of 2020 was $2.2 million, compared to $1.1 million for the second quarter of 2019.

Other Information

  Capital expenditures were $66.6 million for the six months ended June 30, 2020 compared with $79.1 million in the comparable 2019 period. The $12.5 million decrease in capital expenditures was primarily due to a $30.1 million decline in Wireless as the nTelos and Parkersburg network expansions were completed in the first half of 2019 and Richmond Sliver territory expansion projects have been postponed as we await further clarity on the impact of ongoing negotiations with the new T-Mobile. The decline in Wireless spending was partially offset by $19.5 million in higher spending in Broadband driven primarily by our Glo Fiber market expansion.

  Outstanding debt at June 30, 2020 totaled $704.3 million, net of unamortized loan costs, compared to $720.1 million as of December 31, 2019. As of June 30, 2020, the Company had liquidity of approximately $218.7 million, including $75.0 million of revolving line of credit availability.

  On April 1, 2020, T-Mobile publicly announced the completion of its business combination with Sprint and subsequently delivered to the Company a notice of Network Technology Conversion, Brand Conversion and Combination Conversion (a “Conversion Notice”) pursuant to the terms of the Company’s affiliate agreement with Sprint. As described in more detail in the Company’s 2019 Annual Report on Form 10-K, our Wireless segment has been an affiliate of Sprint since 1999. The 90-day period following receipt of the Conversion Notice for the parties to negotiate mutually agreeable terms and conditions, under which the Company would continue as an affiliate of T-Mobile, expired on June 30, 2020. The affiliate agreement further provides that, if T-Mobile and the Company have not negotiated a mutually acceptable agreement within the 90 day period, then T-Mobile would have a period of 60 days thereafter to exercise an option to purchase the assets of our Wireless operations for 90% of the “Entire Business Value” (as defined under our affiliate agreement and determined pursuant to the appraisal process under the affiliate agreement); this period will expire on August 31, 2020. If T-Mobile does not exercise its purchase option, the Company would then have a 60 day period to exercise an option to purchase the legacy T-Mobile network and subscribers in our service area. If the Company does not exercise its purchase option, T-Mobile must sell or decommission its legacy network and customers in our service area.

  Our Sprint affiliate agreement required T-Mobile to comply with certain restrictive operating requirements during the 90 day period following their Conversion Notice which ended on June 30, 2020.  T-Mobile publicly announced on July 22, 2020 its intention to begin integration of the brands, rate plans, sales and network on August 2, 2020.  Although the impact to Sprint customers in our affiliate area is uncertain at this point in time, the integration plans are likely to adversely affect our Wireless segment operating and financial results in future periods.

Free cash flow, normalized free cash flow and Adjusted OIBDA are non-GAAP financial measures that are not determined in accordance with US generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are provided in this press release after the consolidated financial statements.

Conference Call and Webcast

Teleconference Information:

Date: July 30, 2020
Time: 8:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 1246368

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through August 29, 2020 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art wireless, cable and fiber optic networks to customers in the Mid-Atlantic United States. The Company’s services include: wireless voice and data; broadband internet, video, and digital voice; fiber optic Ethernet, wavelength and leasing; telephone voice and digital subscriber line; and tower colocation leasing. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, Kentucky, and Ohio. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations, is available in the Company’s filings with the SEC. Those factors may include natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
     Shenandoah Telecommunications Company
     Jim Volk
     Senior Vice President - Chief Financial Officer
     540-984-5168
     Jim.Volk@emp.shentel.com
Or
     John Nesbett/Jennifer Belodeau
     IMS Investor Relations
     203-972-9200
     jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Service revenue and other	$159,720	$142,059	$299,908	$285,290
Equipment revenue	9,806	16,855	22,806	32,467
Total revenue	169,526	158,914	322,714	317,757
Operating expenses:
Cost of services	50,640	49,497	100,205	99,015
Cost of goods sold	9,658	15,874	22,329	30,511
Selling, general and administrative	31,394	27,170	62,385	55,892
Depreciation and amortization	34,832	42,353	71,743	83,532
Total operating expenses	126,524	134,894	256,662	268,950
Operating income	43,002	24,020	66,052	48,807
Other income (expense):
Interest expense	(5,044)	(7,522)	(11,255)	(15,476)
Other	1,573	1,176	2,306	2,463
Income before income taxes	39,531	17,674	57,103	35,794
Income tax expense	10,284	4,524	14,576	8,734
Net income	$29,247	$13,150	$42,527	$27,060

Net income per share, basic and diluted:
Basic net income per share	$0.59	$0.26	$0.85	$0.54
Diluted net income per share	$0.58	$0.26	$0.85	$0.54
Weighted average shares outstanding, basic	49,902	49,848	49,878	49,812
Weighted average shares outstanding, diluted	50,082	50,142	50,039	50,118

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2020	December 31, 2019

Cash and cash equivalents	$143,712	$101,651
Other current assets	155,821	140,102
Total current assets	299,533	241,753

Investments	12,661	12,388
Property, plant and equipment, net	703,012	701,514
Intangible assets, net	285,081	314,147
Goodwill	149,070	149,070
Operating lease right-of-use assets	376,912	392,589
Deferred charges and other assets, net	54,311	53,352
Total assets	$1,880,580	$1,864,813

Total current liabilities	145,327	$147,336
Long-term debt, less current maturities	672,601	688,464
Other liabilities	551,195	556,585
Total shareholders’ equity	511,457	472,428
Total liabilities and shareholders’ equity	$1,880,580	$1,864,813

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$42,527	$27,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	63,258	72,737
Amortization of intangible assets	9,336	10,795
Bad debt expense	436	764
Stock based compensation expense, net of amount capitalized	4,520	2,307
Deferred income taxes	8,714	3,434
Other adjustments	1,923	275
Changes in assets and liabilities	(1,775)	12,260
Net cash provided by operating activities	128,939	129,632

Cash flows from investing activities:
Capital expenditures	(66,626)	(79,124)
Cash disbursed for acquisitions	—	(10,000)
Proceeds from sale of assets and other	286	105
Net cash used in investing activities	(67,540)	(89,019)

Cash flows from financing activities:
Principal payments on long-term debt	(17,061)	(24,777)
Taxes paid for equity award issuances	(2,182)	(2,912)
Proceeds from exercise of stock options	(95)	81
Net cash used in financing activities	(19,338)	(27,608)
Net increase (decrease) in cash and cash equivalents	42,061	13,005
Cash and cash equivalents, beginning of period	101,651	85,086
Cash and cash equivalents, end of period	$143,712	$98,091

Non-GAAP Financial Measures
Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization of intangible assets, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Three Months Ended June 30, 2020
(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income	$43,872	$8,767	$2,229	$(11,866)	$43,002
Depreciation	19,545	11,078	477	(310)	30,790
Amortization of intangible assets	4,301	167	—	—	4,468
OIBDA	67,718	20,012	2,706	(12,176)	78,260
Share-based compensation expense	—	—	—	1,615	1,615
Deal advisory fees	—	—	—	1,060	1,060
Adjusted OIBDA	$67,718	$20,012	$2,706	$(9,501)	$80,935

Three Months Ended June 30, 2019
(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income	$20,928	$11,880	$1,096	$(9,884)	$24,020
Depreciation	26,447	9,882	756	132	37,217
Amortization of intangible assets	5,016	120	—	—	5,136
OIBDA	52,391	21,882	1,852	(9,752)	66,373
Share-based compensation expense	—	—	—	593	593
Adjusted OIBDA	$52,391	$21,882	$1,852	$(9,159)	$66,966

Six Months Ended June 30, 2020
(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income	$67,316	$18,797	$4,024	$(24,085)	$66,052
Depreciation	40,555	21,795	947	(39)	63,258
Amortization of intangible assets	9,015	321	—	—	9,336
OIBDA	116,886	40,913	4,971	(24,124)	138,646
Share-based compensation expense	—	—	—	4,520	4,520
Deal advisory fees	—	—	—	1,970	1,970
Adjusted OIBDA	$116,886	$40,913	$4,971	$(17,634)	$145,136

Six Months Ended June 30, 2019
(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income	$45,141	$21,929	$2,220	$(20,483)	$48,807
Depreciation	51,199	19,832	1,436	270	72,737
Amortization of intangible assets	10,634	161	—	—	10,795
OIBDA	106,974	41,922	3,656	(20,213)	132,339
Share-based compensation expense	—	—	—	2,307	2,307
Adjusted OIBDA	$106,974	$41,922	$3,656	$(17,906)	$134,646

Segment Results

Three Months Ended June 30, 2020:

(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Postpaid	$73,269	$—	$—	$—	$73,269
Prepaid	12,432	—	—	—	12,432
Tower lease	—	—	1,829	—	1,829
Cable, residential and SMB (1)	—	35,829	—	—	35,829
Fiber, enterprise and wholesale	—	5,663	—	—	5,663
Rural local exchange carrier	—	4,602	—	—	4,602
Travel, installation, and other	24,438	1,658	—	—	26,096
Service revenue and other	110,139	47,752	1,829	—	159,720
Equipment	9,610	196	—	—	9,806
Total external revenue	119,749	47,948	1,829	—	169,526
Revenue from other segments	—	2,185	2,430	(4,615)	—
Total revenue	119,749	50,133	4,259	(4,615)	169,526
Operating expenses
Cost of services	33,237	20,640	1,315	(4,552)	50,640
Cost of goods sold	9,437	221	—	—	9,658
Selling, general and administrative	9,783	9,260	238	12,113	31,394
Depreciation and amortization	23,420	11,245	477	(310)	34,832
Total operating expenses	75,877	41,366	2,030	7,251	126,524
Operating income (loss)	$43,872	$8,767	$2,229	$(11,866)	$43,002

____________________________
(1)  SMB refers to Small and Medium Businesses.

Three Months Ended June 30, 2019:

(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Postpaid	$75,997	$—	$—	$—	$75,997
Prepaid	13,603	—	—	—	13,603
Tower lease	—	—	1,751	—	1,751
Cable, residential and SMB	—	33,581	—	—	33,581
Fiber, enterprise and wholesale	—	4,921	—	—	4,921
Rural local exchange carrier	—	5,581	—	—	5,581
Travel, installation, and other	4,971	1,654	—	—	6,625
Service revenue and other	94,571	45,737	1,751	—	142,059
Equipment	16,548	307	—	—	16,855
Total external revenue	111,119	46,044	1,751	—	158,914
Revenue from other segments	—	2,507	1,270	(3,777)	—
Total revenue	111,119	48,551	3,021	(3,777)	158,914
Operating expenses
Cost of services	32,668	19,014	895	(3,080)	49,497
Cost of goods sold	15,742	131	—	1	15,874
Selling, general and administrative	10,318	7,524	274	9,054	27,170
Depreciation and amortization	31,463	10,002	756	132	42,353
Total operating expenses	90,191	36,671	1,925	6,107	134,894
Operating income (loss)	$20,928	$11,880	$1,096	$(9,884)	$24,020

Six Months Ended June 30, 2020:

(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Postpaid	$148,197	$—	$—	$—	$148,197
Prepaid	25,541	—	—	—	25,541
Tower lease	—	—	3,626	—	3,626
Cable, residential and SMB	—	70,772	—	—	70,772
Fiber, enterprise and wholesale	—	11,151	—	—	11,151
Rural local exchange carrier	—	9,358	—	—	9,358
Travel, installation, and other	27,789	3,474	—	—	31,263
Service revenue and other	201,527	94,755	3,626	—	299,908
Equipment	22,360	446	—	—	22,806
Total external revenue	223,887	95,201	3,626	—	322,714
Revenue from other segments	—	4,718	4,363	(9,081)	—
Total revenue	223,887	99,919	7,989	(9,081)	322,714
Operating expenses
Cost of services	66,676	39,883	2,254	(8,608)	100,205
Cost of goods sold	21,965	364	—	—	22,329
Selling, general and administrative	19,211	18,759	764	23,651	62,385
Depreciation and amortization	48,719	22,116	947	(39)	71,743
Total operating expenses	156,571	81,122	3,965	15,004	256,662
Operating income (loss)	$67,316	$18,797	$4,024	$(24,085)	$66,052

Six Months Ended June 30, 2019:

(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Postpaid	$152,179	$—	$—	$—	$152,179
Prepaid	26,733	—	—	—	26,733
Tower lease	—	—	3,514	—	3,514
Cable, residential and SMB	—	66,007	—	—	66,007
Fiber, enterprise and wholesale	—	9,749	—	—	9,749
Rural local exchange carrier	—	10,819	—	—	10,819
Travel, installation, and other	12,989	3,300	—	—	16,289
Service revenue and other	191,901	89,875	3,514	—	285,290
Equipment	31,839	628	—	—	32,467
Total external revenue	223,740	90,503	3,514	—	317,757
Revenue from other segments	—	4,929	2,540	(7,469)	—
Total revenue	223,740	95,432	6,054	(7,469)	317,757
Operating expenses
Cost of services	65,200	38,075	1,841	(6,101)	99,015
Cost of goods sold	30,169	342	—	—	30,511
Selling, general and administrative	21,397	15,093	557	18,845	55,892
Depreciation and amortization	61,833	19,993	1,436	270	83,532
Total operating expenses	178,599	73,503	3,834	13,014	268,950
Operating income (loss)	$45,141	$21,929	$2,220	$(20,483)	$48,807

Supplemental Information

Wireless Operating Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers, as of the dates shown:

	June 30, 2020	June 30, 2019
Retail PCS total subscribers - postpaid	846,428	811,719
Retail PCS phone subscribers	735,028	726,899
Retail PCS connected device subscribers	111,400	84,820
Retail PCS subscribers - prepaid	289,449	269,039
PCS market POPS (000) (1)	7,227	7,227
PCS covered POP (000) (1)	6,379	6,285
Macro base stations (cell sites)	1,968	1,910

	Three Months Ended June 30,		Six Months Ended June 30,
Postpaid:	2020	2019	2020	2019
Gross PCS total subscriber additions	37,832	52,799	89,823	103,646
Gross PCS phone additions	26,567	39,948	63,301	77,734
Gross PCS connected device additions	11,265	12,851	26,522	25,912
Net PCS total subscriber (losses) additions (2)	(1,343)	10,767	2,234	16,543
Net PCS phone (losses) additions	(3,967)	4,069	(6,278)	3,444
Net PCS connected device additions	2,624	6,698	8,512	13,099
PCS monthly retail total churn % (2)	1.55%	1.74%	1.73%	1.81%
PCS monthly phone churn %	1.38%	1.62%	1.57%	1.68%
PCS monthly connected device churn %	2.63%	2.88%	2.80%	3.09%
Prepaid:
Gross PCS subscriber additions	39,083	33,753	78,157	74,732
Net PCS subscriber additions	10,353	1,819	15,437	10,335
PCS monthly retail churn %	3.38%	3.97%	3.76%	4.06%

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(1)  "POPS" refers to the estimated population of a given geographic area.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network. The data source for POPS is U.S. census data.
(2)  Includes an estimated 4,364 involuntary (nonpayment) postpaid disconnects were accelerated into our second quarter subscriber results due to a change in Sprint collection policy.  Excluding this policy change, postpaid net additions for the three and six months ending June 30, 2020 would have been 3,021 and 6,598, respectively, and churn would have been 1.37% and 1.64%, respectively.

Broadband Operating Statistics

	June 30, 2020	June 30, 2019
Broadband homes passed (1) (2)	220,442	206,262
Incumbent Cable	207,269	206,262
Glo Fiber	13,173	—
Broadband customer relationships (3)	101,816	88,860

Video:
RGUs	53,153	57,215
Penetration (4)	24.1%	27.7%
Digital video penetration (5)	94.3%	90.3%
Broadband:
RGUs	92,695	79,507
Incumbent Cable	91,364	79,507
Glo Fiber	1,331	—
Penetration (4)	42.0%	38.5%
Incumbent Cable penetration (4)	44.1%	38.5%
Glo Fiber penetration (4)	10.1%	—%
Voice:
RGUs	32,252	30,754
Penetration (4)	16.5%	16.2%
Total Cable and Glo Fiber RGUs	178,100	167,476

RLEC homes passed	25,852	25,814
RLEC customer relationships (3)	12,587	13,528
RLEC RGUs:
Data RLEC	7,755	8,424
Penetration (4)	30.0%	32.6%
Voice RLEC	13,812	14,873
Penetration (4)	53.4%	57.6%
Total RLEC RGUs	21,567	23,297

Total RGUs	199,667	190,773

Fiber route miles	6,478	5,833
Total fiber miles (6)	346,969	307,125

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(1)  Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information. Homes passed have access to video, broadband and voice services.
(2)  Includes approximately 16,600 RLEC homes passed where we are the dual incumbent telephone and cable provider.
(3)  Customer relationships represent the number of billed customers who receive at least one of our services.
(4)  Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5)  Digital video penetration is calculated by dividing the number of digital video users by total video users. Digital video users are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.
(6)  Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Tower Operating Statistics

	June 30, 2020	June 30, 2019
Macro towers owned	220	217
Small cell sites	8.0	—
Tenants (1)	413	377
Average tenants per tower	1.8	1.7

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(1)  Includes 206 and 177 intercompany tenants for our Wireless segment as of June 30, 2020 and 2019, respectively.

Reconciliation of Non-GAAP Measures Normalized Free Cash Flow and Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$67,831	$67,969	$128,939	$129,632
Less: Capital expenditures (1)	(21,767)	(34,704)	(46,871)	(79,124)
Normalized free cash flow	46,064	33,265	82,068	50,508
Glo Fiber and Beam capital expenditures	(12,560)	—	(19,755)	—
Free cash flow	$33,504	$33,265	$62,313	$50,508

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(1)  Excludes capital expenditures for the development of Glo Fiber and Fixed Wireless (Beam).

Free cash flow and normalized free cash flow are non-GAAP financial measures that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Free cash flow is calculated by subtracting capital expenditures from net cash provided by operating activities. Normalized free cash flow is calculated by subtracting capital expenditures, excluding spending on the development of Glo Fiber and Beam fixed wireless services, from net cash provided by operating activities. We believe they are more conservative measures of our cash flow since purchases of fixed assets are necessary for ongoing operations and expansion. Free cash flow and normalized free cash flow are utilized by our management, investors and analysts to evaluate cash available that may be used to pay scheduled principal payments on our debt obligations and provide further investment in the business.